EXHIBIT 99.1

Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, Interim CFO
Email: ir@ffex.net
(214) 630-8090

NASDAQ Panel Grants Frozen Food Express Industries, Inc.
Extension to File Form 10-K and Form 10-Q for Continued Listing

Dallas, Texas - May 4, 2006—Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that it received a decision from the Nasdaq Listing Qualifications Panel on May 2, 2006 granting the Company’s request for continued listing of its common stock on the Nasdaq National Market subject to compliance with certain conditions, which include filing with the Securities and Exchange Commission (the “SEC”) the Form 10-K for the year ended December 31, 2005 on or before June 16, 2006; and filing with the SEC the Form 10-Q for the quarter ended March 31, 2006 on or before June 30, 2006.
While the Company believes it can meet the deadlines set forth in the Nasdaq Panel’s decision, there can be no assurance that the Company will be able to do so or that the Panel will continue the Company’s listing on the Nasdaq Stock Market in the event the Company fails to meet the deadlines set forth in the Panel’s decision.
About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent.  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is also the largest on the North American continent.  The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.
Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the SEC.